Exhibit 5.1

[MYKROLIS LOGO APPEARS HERE]

August 29, 2002

Mykrolis Corporation
129 Concord Road
Billerica, Massachusetts 01821

Gentlemen:

This opinion is furnished to you in connection with a registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof for the registration of 304,306 shares of Common Stock, $.01 par value (the “Shares”), of Mykrolis Corporation, a Delaware corporation (the “Company”). The Shares are issuable (i) under the Company’s 2001 Non-Employee Directors Stock Option Plan and (ii) under Letter Agreements, dated May 21, 2002, by and between the Company and two directors of the Company who formerly served as directors of Millipore Corporation (“Millipore”) pursuant to which the Company agreed that it would assume all of the unvested options to purchase shares of Common Stock of Millipore held by those directors and outstanding at the time of the spin-off of the Company by Millipore (together, the “Plans”).

I am the Vice President and General Counsel of the Company and as such I am familiar with the actions taken by the Company in connection with the Plans. For purposes of my opinion, I have examined and relied upon such documents, records, certificates and other instruments as I have deemed necessary.

Based on the foregoing, I am of the opinion that, when the Shares have been issued and sold and consideration received therefor by the Company in accordance with the terms of the applicable Plan, the Shares will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

It is understood that this opinion is to be used only in connection with the offer and sale of Shares while the Registration Statement is in effect.

Very truly yours,

/s/ Peter W. Walcott

Peter W. Walcott, Esq.
Vice President and General Counsel

Mykrolis Corporation                                                      Tel: 978.436.6500
129 Concord Road                                                           FAX: 978.436.6722
Billerica, MA 01821                                                         www.mykrolis.com